                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ]     Preliminary Proxy Statement
[ X ]     Definitive Proxy Statement
[   ]     Definitive Additional Materials
[   ]     Soliciting Material Pursuant to Section 240.14a-11(c) or
          Section 240.14a-12
[   ]     Confidential, for use of the Commission Only (as permitted by Rule
          14a-6(e)(2))

                            PDG ENVIRONMENTAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, If Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]     No fee required.
[   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

          1)     Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------------

          2)     Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------------

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                 (Set forth the amount on which the fee is calculated and state how it was determined).

           ---------------------------------------------------------------------

          4)     Proposed maximum aggregate value of transaction:

           ---------------------------------------------------------------------

          5)     Total fee paid:

           ---------------------------------------------------------------------

[   ]     Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)     Amount Previously Paid:

           ---------------------------------------------------------------------

          2)     Form, Schedule or Registration Statement No.:

           ---------------------------------------------------------------------

          3)     Filing Party:

           ---------------------------------------------------------------------

          4)     Date Filed:

           ---------------------------------------------------------------------

                            PDG ENVIRONMENTAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of PDG Environmental, Inc. (the "Corporation") will be held at the Ramada Inn, 699 Rodi Road, Pittsburgh, Pennsylvania 15235, on Friday, July 7, 2000 at 9:00 o'clock a.m., Eastern Daylight Time, for the following purposes:

     (a)  To elect five (5) directors for a term of one (1) year each;

     (b) To ratify Stokes Kelly & Hinds, LLC as the Corporation's independent auditors; and

     (c) To approve an amendment to PDG Environmental, Inc. Incentive Stock Option Plan increasing the number of shares of common stock of PDG Environmental, Inc. which may be granted by 500,000 to a total of 2,300,000 and extending the Plan until December 14, 2010.

     (d) To approve extension of 1990 Stock Option Plan for Non-Employee Directors until December 14, 2010.

     (e) To approve extension of 1990 Stock Option Plan for Employee Directors until December 14, 2010.

     (f) To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed May 19, 2000, at the close of business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the Annual Meeting.

Stockholders are requested to sign, date and return the enclosed proxy in the accompanying stamped and addressed envelope.

                                         Dulcia Maire
                                         Secretary

Monroeville, Pennsylvania
May 26, 2000

                                PROXY STATEMENT

                            PDG ENVIRONMENTAL, INC.
                                300 OXFORD DRIVE
                        MONROEVILLE, PENNSYLVANIA 15146
                                 (412) 856-2200

                   ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                  JULY 7, 2000

This Proxy Statement is being furnished to all stockholders of PDG Environmental, Inc. (the "Corporation") in connection with the solicitation of proxies by its board of directors (the "Board of Directors") for use at the annual meeting of the stockholders of the Corporation to be held on July 7, 2000, and any adjournment or postponement thereof (the "Annual Meeting"), which is being held for the purpose of: (a) electing five (5) directors for a term of one (1) year each; (b) ratifying the appointment of Stokes Kelly & Hinds, LLC as the Corporation's independent auditors; (c) approving an amendment to PDG Environmental, Inc. Incentive Stock Option Plan increasing the number of shares of common stock of PDG Environmental, Inc. which may be granted by 500,000 shares to a total of 2,300,000 and extending the Plan until December 14, 2010;
(d) approving the extension of the 1990 Stock Option Plan for Non-Employee Directors until December 14, 2010; (e) approving the extension of the 1990 Stock Option Plan for Employee Directors until December 14, 2010; and (f) transacting such other business as may properly come before the meeting or any adjournment thereof. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being sent to the stockholders of the Corporation on or about June 2, 2000. A copy of the Annual Report for the fiscal year ended January 31, 2000 accompanies this Proxy Statement or has been previously mailed to stockholders entitled to vote at the Annual Meeting.

                               THE ANNUAL MEETING

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of PDG Environmental, Inc. (the "Corporation") for use at the Annual Meeting of Stockholders of the Corporation to be held on July 7, 2000 at 9:00 a.m. local time at the Ramada Inn, 699 Rodi Road, Pittsburgh, Pennsylvania 15235, and at any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and accompanying Notice of Annual Meeting of Stockholders are being sent to the stockholders of the Corporation on or about June 2, 2000.

VOTING RIGHTS AND PROXY INFORMATION.

The Board of Directors of the Corporation has fixed the close of business on May 19, 2000 as the record date for the determination of stockholders of the Corporation entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof (the "Record Date"). All holders of record of shares of either common stock, par value $0.02, of the Corporation ("Common Stock") or Series A cumulative convertible preferred stock, par value $0.01, of the Corporation ("Series A Preferred Stock") will be entitled to vote at the Annual Meeting on all matters voted upon. On the Record Date, there were 8,782,644 shares of Common Stock outstanding and entitled to vote and 6,000 shares of Series A Preferred Stock which entitle the holders thereof to vote 27,214 shares when voting with the Common Stock as a single class. On the Record Date, the Common Stock was held by 2,218 stockholders of record and the Series A Preferred Stock was held by 1 stockholder of record.

On all matters to be voted upon at the Annual Meeting, the holders of shares of Common Stock and Series A Preferred Stock will vote together as a single class with each holder of Common Stock entitled to cast one (1) vote per share and each holder of Series A Preferred Stock entitled to such number of votes as equals the number of shares of Common Stock into which each share of Series A Preferred Stock is then convertible. On the Record Date, each share of Series A Preferred Stock was convertible into 4.54 shares of Common Stock. The presence, in person or by properly executed proxy, of the holders of the majority of the outstanding shares of Common Stock and Series A Preferred Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

As of May 15, 2000, the directors and officers of the Corporation as a group controlled approximately 32.4% of the Common Stock and Series A Preferred Stock voting as a single class. See "Security Ownership of Certain Beneficial Owners and Management." Each director and officer of the Corporation has indicated that he or she intends to vote in favor of each of the matters to be acted upon at the Annual Meeting.

All shares of Common Stock and Series A Preferred Stock which are represented at the Annual Meeting by properly executed proxies received by the Board of Directors prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting and will be voted in accordance with the instructions indicated on such proxies including any instruction directing abstention from voting. If no instructions are indicated with respect to any shares for which properly executed proxies are received, such proxies will be voted FOR the election of the five (5) nominees for the Board of Directors, FOR the ratification of the independent auditors, FOR the approval of the amendment to the Corporation's Incentive Stock Option Plan, FOR the approval of the extension of the 1990 Stock Option Plan for Non-Employee Directors and FOR the approval of the extension of the 1990 Stock Option Plan for Employee Directors. Management and the Board of Directors do not know of any other matters to be brought before the Annual Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is voted. Proxies may be revoked by filing a written notice of such revocation with the Secretary, PDG Environmental, Inc., 300 Oxford Drive, Monroeville, Pennsylvania 15146. In addition, a proxy will be deemed to be revoked if the shareholder either (a) attends and votes at the Annual Meeting, or (b) executes and delivers to the Secretary a proxy bearing a later date.

Proxies are being solicited by and on behalf of the Board of Directors of the Corporation. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Corporation. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Corporation in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for any out-of-pocket expenses incurred by them in connection with such solicitation. Proxies will be tabulated by the Corporation's transfer agent, Continental Stock Transfer & Trust Company, as they are received and updated at the Annual Meeting.

                                 OTHER BUSINESS

Other than the election of the Board of Directors, the ratification of the independent auditors and the amendment of the Incentive Stock Option Plan, the extension of the 1990 Stock Option Plan for the Non-Employee Directors and the extension of the 1990 Stock Option Plan for Employee Directors, the Board of Directors does not intend to bring any other matters before the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of May 15, 2000 with respect to beneficial ownership of the Corporation's Common Stock and the Corporation's Series A Preferred Stock voting as a single class by: (i) all persons known to the Corporation to be considered to own beneficially more than five (5%) percent of the Corporation's Common Stock and Series A Preferred Stock voting as a single class; (ii) all directors of the Corporation; and (iii) all of the Corporation's officers and directors as a group.

                                                     AMOUNT AND NATURE           PERCENTAGE OF
                                                       OF BENEFICIAL            CLASS OF COMMON
NAME OF BENEFICIAL OWNER                            OWNERSHIP OF STOCK          SHARES OWNED(10)
------------------------                            -------------------         ----------------
John C. Regan (1)(2)(3)(9)                               2,124,868                    20.4
Richard A. Bendis (1)(4)(9)                                 60,250                       *
Edgar Berkey (1)(7)(9)                                      30,000                       *
James D. Chiafullo (1)(7)(9)                                30,000                       *
Edwin J. Kilpela (1)(5)(9)                                  50,000                       *
Lawrence J. Horvat (2)(6)                                  554,048                     5.3
  300 Oxford Drive Monroeville
  Pennsylvania 15146
All directors and officers of the Corporation as a
  group including those named above (10 persons)
  (8)                                                    3,368,907                    32.4

---------------

 (1)  Director

 (2)  Officer

 (3) Includes 50,000 shares of Common Stock that may be acquired pursuant to options granted under the Employee Director Plan (as hereinafter defined) and 110,000 shares of Common Stock that may be acquired pursuant to options granted under the Employee Incentive Stock Option Plan.

 (4) Includes 50,250 shares of Common Stock that may be acquired pursuant to options granted under the Non-Employee Director Plan (as hereinafter defined) and 10,000 shares of Common Stock that may be acquired pursuant to non-qualified stock options.

 (5) Includes 50,000 shares of Common Stock that may be acquired pursuant to options granted under the Non-Employee Director Plan.

 (6) Includes 90,000 shares of Common Stock that may be acquired pursuant to options granted under the Employee Incentive Stock Option Plan.

 (7) Includes 30,000 shares of Common Stock that may be acquired pursuant to options granted under the Non-Employee Director Incentive Stock Option Plan.

 (8) Includes 831,250 shares of Common Stock that may be acquired pursuant to options granted under the Employee Incentive Stock Option Plan to officers of the Corporation, the Employee Director Plan and the Non-Employee Director Plan and the pursuant to non-qualified stock options.

 (9)  Nominee for director.

(10) Percentage is of all voting shares assuming conversion of the Corporation's Series A Preferred Stock to Common Stock and the conversion of stock options into Common Stock of the Corporation.

   *  Indicates less than 1%.

                             ELECTION OF DIRECTORS

The Board of Directors currently consists of five (5) directors who hold office for a term of one (1) year each. Five (5) directors are to be elected at this Annual Meeting for a term of one (1) year each. All properly executed proxies received in response to this solicitation will be voted as specified in the proxy. Unless otherwise specified in the proxy, it is the intention of the persons named in such proxies to vote FOR the nominees listed below. If events not now known or anticipated make any of the nominees unable to serve, the proxies will be voted in the discretion of the holders thereof for other nominees not named herein in lieu of those unable to serve, or the size of the Board of Directors may be reduced.

The following table sets forth information regarding the directors and nominees of the Corporation. All of the nominees are currently serving as directors and were elected at the 1999 Annual Meeting of the Corporation's stockholders to serve until the next annual meeting of the Corporation's stockholders. Each of the nominees has consented to serve as a director if elected.

   NAME, AGE AND                           YEAR FIRST
PRINCIPAL OCCUPATION                         ELECTED                        CERTAIN OTHER INFORMATION
--------------------                         -------                        -------------------------
NOMINEES TO BE ELECTED BY
THE HOLDERS OF THE COMMON
STOCK AND SERIES A PREFERRED
STOCK VOTING AS A SINGLE CLASS
John C. Regan (56)                            1989             Mr. Regan has served in his present position since
Chairman and                                                   December 1990 and has served as a director of the
Chief Executive Officer of                                     Corporation since April 1989. He is the founder of
PDG Environmental, Inc.                                        Project Development Group, Inc., now a wholly-owned
                                                               subsidiary of the Corporation which engages in
                                                               asbestos abatement services, and has served as that
                                                               corporation's Chairman and President since 1984.
                                                               Mr. Regan also served as Chairman of the Board of
                                                               Directors of PDG Remediation, Inc. (PDGR), a
                                                               company which provides remediation services to
                                                               assist customers in complying with environmental
                                                               laws and regulations, from July 1994 until August,
                                                               1996.

Richard A. Bendis (53)                        1986             Mr. Bendis is President of Kansas Technology
President of KTEC and                                          Enterprise Corporation (KTEC). Mr. Bendis also is
Investment Banking Consultant                                  founder and Managing Director of Management
                                                               Resources of America, which provides consulting and
                                                               investment banking/venture capital services, and
                                                               founder and Managing Director of Commercialization
                                                               Centers of America, which provides consulting
                                                               services to governmental units concerning
                                                               commercialization networks and venture capital
                                                               funds. Mr. Bendis currently serves on the White
                                                               House U.S. Innovation Partnership Advisory Task
                                                               Force.

   NAME, AGE AND                           YEAR FIRST
PRINCIPAL OCCUPATION                         ELECTED                        CERTAIN OTHER INFORMATION
--------------------                         -------                        -------------------------
Edgar Berkey (59)                             1998             Dr. Berkey is a nationally recognized expert on
Vice President and                                             environmental technologies and is currently the
Chief Science Officer of                                       Vice President and Chief Science Officer of
Concurrent Technologies Corp.                                  Concurrent Technologies Corp. (CTC). He is a member
                                                               and Chairman of several environmental advisory
                                                               committees for the U.S. Department of Energy and
                                                               the U.S. Environmental Protection Agency. He also
                                                               chairs the Scientific Advisory Board of the North
                                                               America Environmental Fund, LP, which invests in
                                                               emerging environmental companies that can benefit
                                                               from NAFTA. Dr. Berkey is the former President and
                                                               co-founder of the Center for Hazardous Materials
                                                               Research. Dr. Berkey previously served on the
                                                               Corporation's Board of Directors from 1991-1995. He
                                                               resigned from the Corporation's Board of Directors
                                                               in 1995 to serve as a Director of PDG Remediation,
                                                               Inc., which at that time was an affiliate of the
                                                               Corporation. He resigned from the Board of
                                                               Directors of PDG Remediation, Inc. in 1996.

James D. Chiafullo (42)                       1998             Mr. Chiafullo is a Director in the law firm of
Partner, Cohen & Grigsby                                       Cohen & Grigsby, P.C. headquartered in Pittsburgh.
                                                               Prior to joining Cohen & Grigsby, P.C., Mr.
                                                               Chiafullo was a General Partner with Thorp Reed &
                                                               Armstrong LLP for more than ten years. Prior to
                                                               joining Thorp Reed & Armstrong, LLP, Mr. Chiafullo
                                                               was a lawyer with Gulf Oil Corporation in Houston,
                                                               Texas. During the twelve-months ended January 21,
                                                               2000, the Corporation incurred legal fees of
                                                               $141,626 from the law firm of Cohen & Grigsby, P.C.
                                                               of which Mr. Chiafullo is a shareholder. All such
                                                               fees were for services performed and billed
                                                               pursuant to the attorney-client relationship that
                                                               exists between the Corporation and Cohen & Grigsby,
                                                               P.C. Mr. Chiafullo is a member of the Board of
                                                               Directors of the Western Pennsylvania Epilepsy
                                                               Foundation.

Edwin J. Kilpela (54)                         1997             Mr. Kilpela is currently an independent business
Consultant                                                     consultant, previously he was President and Chief
                                                               Executive Officer from 1997 to 1998 of Noxso
                                                               Corporation. Noxso is a developmental environmental
                                                               company. Previously, he was President of Ansaldo
                                                               Ross Hill, a power electronics firm in Houston,
                                                               Texas from 1996 until 1997. Mr. Kilpela was with
                                                               Westinghouse Electric Corporation from 1969 to 1996
                                                               including serving as General Manager of the
                                                               Environmental Services Division from 1991 to 1996.

During the fiscal year ended January 31, 2000, there was one regular meeting of the Board of Directors, and each of the incumbent directors attended at least 75% of the total number of meetings of the Board of Directors. Each of the incumbent directors attended at least 75% of the meetings of the committees of the Board of Directors on which they served during such fiscal year.

The Board of Directors has several committees which perform various functions. The Audit Committee reviews the work of the Corporation's independent auditors and management to ensure that each is properly discharging its responsibilities in the area of financial control and reporting. This committee presently consists of Messrs. Bendis, Berkey, Chiafullo and Kilpela. The Audit Committee held three meetings in the fiscal year ended January 31, 2000.

The Nominating Committee recommends prospective nominees for election to the Board of Directors. This committee currently consists of Mr. Regan. The Nominating Committee did not meet during the fiscal year ended January 31, 2000. The Nominating Committee will consider nominees recommended by stockholders in accordance with the Corporation's By- Laws. Any such recommendations are to be submitted to the Secretary of the Corporation in accordance with the By-Laws.

The Compensation Committee is responsible for administering the Corporation's Employee Incentive Stock Option Plan, designating the employees eligible to participate in such plan, the number of options to be granted and the terms and conditions of each option. The Compensation Committee also reviews the performance of the Corporation's executive and makes recommendations with respect to executive compensation. The Compensation Committee consists of Messrs. Bendis, Berkey, Chiafullo and Kilpela and held one meeting during the fiscal year ended January 31, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Bendis, Berkey, Chiafullo and Kilpela.

                        EXECUTIVE OFFICERS; COMPENSATION

EXECUTIVE OFFICERS

NAME                                AGE            POSITION HELD
----                                ---            -------------
John C. Regan                       56             Chairman, President and Chief Executive Officer
Dulcia Maire                        48             Secretary

Ms. Maire has served in her present position since April 1989.

SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to the named executives concerning their respective annual and long-term compensation for the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                         Long Term Compensation
                                                                                         ----------------------
                          Annual Compensation                                  Awards             Payouts
                          -------------------                                  --------------------------
       (a)             (b)       (c)       (d)              (e)                (f)         (g)        (h)             (i)
                                                       Other Annual        Restricted    Options/    LTIP          All Other
    Name and                  Salary(A)   Bonus        Compensation           Stock      SARs(#)    Payouts       Compensation
Principal Position     Year      ($)      ($)(B)            ($)            Award(s)($)     (C)        ($)             (D)$
------------------     ----   ---------   ------       -------------       -----------   --------   -------       ------------
John C. Regan          2000    190,000        --          --                  --              --      --             17,309
Chairman and CEO       1999    186,250        --          --                  --              --      --             20,395
                       1998    175,000    20,000          --                  --          60,000      --             21,886

(A) Represents actual cash compensation.

(B) Mr. Regan received a bonus of $20,000 in fiscal 1999 for the attainment of budgeted operating results in the previous fiscal year.

(C) Mr. Regan received options to purchase 60,000 shares of the Corporation's Common Stock for $0.396 per share as part of awards for fiscal 1998 under the Incentive Stock Option Plan. The options expire in 2008.

(D) Represents the value of insurance premiums with respect to term life insurance paid by the Corporation for the benefit of Mr. Regan.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

The following table sets forth information with respect to the named executives concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

     (a)                (b)                   (c)                    (d)                   (e)
                                                                                        Value of
                                                                  Number of            Unexercised
                                                                 Unexercised          In-the-Money
                                                                Options/SARs          Options/SARs
                                                                at FY-End(#)         at FY-End($)(A)
                       Shares
                    Acquired on                                 Exercisable/          Exercisable/
    Name            Exercise (#)       Value Realized($)        Unexercisable         Unexercisable
    ----            ------------       -----------------        -------------         -------------
John C. Regan            0                     0                  160,000/0             $54,400/0

(A) Market value of Common Stock at year-end bid price per share minus the exercise price.

COMPENSATION OF DIRECTORS

The outside directors of the Corporation receive a $1,500 per meeting fee plus reimbursement for their actual expenses incurred in attending such meetings. In addition, the Corporation has established the 1990 Non-Employee Director Stock

Option Plan (the "Non-Employee Plan") which provides for the grants of options to non-employee directors to purchase an aggregate of up to 350,000 shares of Common Stock subject to adjustment in the event of any change in the Common Stock. Under the Non-Employee Plan, the exercise price of options granted shall be 100% of the fair market value of such shares on the date such options are granted subject to adjustment as provided in the plan. At the 1991 Annual Meeting, pursuant to the terms of the Non-Employee Plan, Mr. Bendis was granted options to purchase 48,750 shares of Common Stock. During the fiscal year ended January 31, 1994, Mr. Bendis exercised options to purchase 38,500 shares of the Corporation's Common Stock. At the 1996 Annual Meeting, approval was received to amend the Plan to provide for the award of 10,000 options to purchase Common Stock of the Corporation upon a Director's re-election to the Board of Directors. Mr. Bendis was awarded 10,000 options to purchase Common Stock of the Corporation upon his re-election as Director in 1996, 1997, 1998 and 1999.

Mr. Kilpela was awarded 40,000 options to purchase Common Stock of the Corporation under the Non-Employee Plan upon his election to the Board of Directors at the 1997 Annual Meeting. The exercise price is 100% of the fair value of such shares on the date such options are granted subject to adjustment as provided by the plan. The options vest ratably over four years. Currently, 30,000 of the options granted Mr. Kilpela have vested with another 10,000 options vesting upon his re-election to the Board of Directors at the 2000 Annual Shareholder Meeting. Additionally, Mr. Kilpela received 10,000 options upon his re-election to the Board of Directors in 1998 and 1999.

Dr. Berkey was awarded 40,000 options to purchase Common Stock of the Corporation under the Non-Employee Plan upon his election to the Board of Directors as part of the 1998 Annual Shareholder Meeting. The exercise price is 100% of the fair value of such shares on the date Dr. Berkey was appointed to the Board of Directors. The options vest ratably over four years. Currently, 20,000 of the options awarded to Dr. Berkey have vested, with another 10,000 options vesting upon his election to the Board of Directors at the 2000 Annual Shareholders Meeting. Additionally, Mr. Berkey received 10,000 options upon his re-election to the Board of Directors in 1999.

Mr. Chiafullo was awarded 40,000 options to purchase Common Stock of the Corporation under the Non-Employee Plan upon his election to the Board of Directors as part of the 1998 Annual Shareholder Meeting. The exercise price is 100% of the fair value of such shares on the date Mr. Chiafullo is elected to the Board of Directors. The options vest ratably over four years. Currently, 20,000 of the options awarded to Mr. Chiafullo have vested, with another 10,000 options vesting upon his election to the Board of Directors at the 2000 Annual Shareholders Meeting. Additionally, Mr. Chiafullo received 10,000 options upon his re-election to the Board of Directors in 1999.

Employee directors are not compensated in their role as directors with the exception of grants under the 1990 Employee Director Stock Option Plan (the "Employee Director Plan") pursuant to which options to purchase an aggregate of up to 250,000 shares of Common Stock, subject to adjustment in the event of any change in the Common Stock, may be granted to employee directors. Under the Employee Director Plan, the exercise price of options granted shall be 100% of the fair market value of such shares on the date such options are granted. At the 1991 Annual Meeting, Mr. Regan was granted options to purchase 50,000 shares pursuant to the terms of the Employee Director Plan. No options granted pursuant to the Employee Director Plan have been exercised.

BOARD COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has provided the following Compensation Committee Report to the PDG Environmental Board of Directors:

The Corporation has a multi-level approach to determining executive compensation. Individual performance and responsibility of each executive officer is evaluated in relation to 1) base salary, 2) comparative compensation surveys, 3) benefits, and 4) stock option plan with incentive driven vesting. With this philosophy, the Corporation feels confident that it can attract and retain quality top management and reinforce the strategic plans of the Corporation through the use of performance objectives.

The review of executive compensation is conducted by the Chief Executive Officer who reports to the Compensation Committee. The Compensation Committee reviews and ultimately approves the executive compensation.

Individual Performance

Performance management reviews are conducted periodically for all employees of the Corporation and executive officers. Individual goals are established at that time, incorporating the overall objectives of the Corporation. As part of the review, consideration is given to an executive officer's specific area of responsibility, accomplishments and contributions.

Base Compensation

The Corporation offers competitive salaries as compared to salaries offered by companies in similar environmental and hazardous waste remediation companies.

Comparative Compensation Surveys

The Corporation reviews salary surveys from outside sources which evaluate similar environmental and hazardous waste remediation companies and provide comparisons on base salaries, appraisal systems, benefits and other specialty surveys. The comparison group used for compensation is more similar to the Corporation than the group used in the performance graph in that the performance graph companies have more diverse areas of operations, such as landfills, and hazardous waste treatment facilities while the compensation group is environmental remediation service companies.

Benefits

The basic benefits offered to executive officers, which include group health insurance, group term life insurance and disability insurance are the same as those provided to other employees of the Corporation. Additionally, certain executive officers are provided with automobile allowances or company automobiles, individual term life insurance policies for their benefit and club memberships which are used for both business and personal purposes.

Stock Option Plans

All executive officers are eligible to participate in the Corporation's Incentive Stock Option Plan. Periodic grants of options are approved by the Compensation Committee and are intended to provide executives with the opportunity to buy and maintain an equity interest in the Corporation and share in the appreciation of the value of the stock. In addition, Mr. Regan is eligible to participate in the Corporation's Employee Director Plan.

On June 17, 1996, the Compensation Committee recommended and the Board approved the proposal and related grant of 120,000 options for the achievement of budgeted operating results for fiscal 1998 for executive officers including Mr. Regan. All of the options for fiscal 1998 vested as the Corporation exceeded budgeted financial goals by $100,000.

On March 2, 1998, the Compensation Committee recommended and the Board approved the proposal and related grant of 19,000 options for the achievement of budgeted operating results for fiscal 1999 for executive officers including Mr. Regan. Additionally, the executive officers, including Mr. Regan, participate in a supplemental incentive pool with corporate office personnel and are eligible to share in the award of up to 37,000 options for achievement of operating results for fiscal 1999 in excess of budget. None of the options for fiscal 1999 vested as the Corporation did not meet its financial goals for fiscal 1999.

For fiscal 2000, the Compensation Committee recommended and the Board approved the proposal and related grant of 19,000 options for the achievement of budgeted operating results for fiscal 2000 for executive officers including Mr. Regan. Any of the options not earned or awarded for the achievement of fiscal 2000 goals will vest to the respective employees in November 2008. Additionally, the executive officers, including Mr. Regan, participated in a supplemental incentive pool with corporate office personnel and are eligible to share in an award of up to 37,000 options for achievement of operating results for fiscal 2000 in excess of budget. None of the options for fiscal 2000 vested as the Corporation did not meet its financial goals in fiscal 2000.

For fiscal 2001, the Compensation Committee recommended and the Board approved the proposal and related grant of 19,000 options for the achievement of budgeted operating results for fiscal 2001 for executive officers including Mr. Regan. Any of the options not earned or awarded for the achievement of fiscal 2000 goals will vest to the respective employees in November 2009. Additionally, the executive officers, including Mr. Regan, participate in a supplemental incentive pool with corporate office personnel and are eligible to share in an award of up to 37,000 options for achievement of operating results for fiscal 2001 in excess of budget.

Compensation of All Executive Officers

The base pay of executive officers for the fiscal year ended January 31, 2000 was determined on the basis of the Compensation Committee's overall assessment of the executive officer's performance and competitive market data on salary levels. No incentives were paid as the Corporation did not achieve budgeted operating results for fiscal 2000. The base pay of the executive officers is not directly related to the Corporation's performance.

Compensation of John C. Regan, Chairman and Chief Executive Officer

The Committee established the compensation of John C. Regan, Chairman and Chief Executive Officer, using the same criteria that were used to determine compensation levels for all executive officers. Mr. Regan's base pay was determined based on the Committee's assessment of Mr. Regan's performance and competitive market data on salary levels. Additionally, Mr. Regan received a $20,000 bonus based upon the achievement of budgeted operating results for fiscal 1998.

In addition to his base pay and bonus, Mr. Regan is provided with three individual term life insurance policies for his benefit in the amounts of $2,000,000, $1,000,000 and $200,000, a supplemental disability income policy and club memberships.

On June 17, 1996, the Compensation Committee recommended and the Board approved the proposal and related grant of 60,000 options for the achievement of budgeted operating results for fiscal 1998 to Mr. Regan. The 60,000 options for fiscal 1998 vested as the Corporation exceeded budgeted financial goals by $100,000.

On March 2, 1998, the Compensation Committee recommended and the Board approved the proposal and related grant of 10,000 options for the achievement of budgeted results for fiscal 1999 to Mr. Regan. Additionally, Mr. Regan participated in a supplemental incentive pool with corporate office personnel and was eligible to share in the award of up to 37,000 options for the achievement of operating results for fiscal 1999 in excess of budget. Mr. Regan's base salary was increased by 9% effective April 1, 1998, and he was eligible to receive a supplemental cash bonus of $25,000, $50,000 and $75,000 if the January 31, 1999 stock price of the Corporation Common Stock exceeds $4.00 per share, $5.00 per share and $6.00 per share, respectively. As the Corporation did not meet its financial goals and the Common Stock share price on January 31, 1999 did not exceed $4.00 per share, no options or supplemental cash bonus awards were made for fiscal 1999 to Mr. Regan.

On March 6, 2000, the Compensation Committee recommended, and the Board approved, the proposal and related grant of 10,000 options for the achievement of budgeted results for fiscal 2001 to Mr. Regan. Additionally, Mr. Regan participated in a supplemental incentive pool with corporate office personnel and is eligible to share in the award of up 37,000 options and cash bonuses of $40,000 for the achievement of operating results for fiscal 2001 in excess of budget.

This report has been approved by all members of the Compensation Committee.

              Respectfully submitted,

              Edwin J. Kilpela, Chairman

PERFORMANCE GRAPH

The graph on the next page compares the value of the Common Stock, to the NASDAQ market index and an industry index representing SIC Code No. 4953-Refuse Systems. Each of the total cumulative total returns presented assumes a $100 investment on January 31, 1995 and reinvestment of dividends. The industry index is comprised of the following securities: Allied Waste Industries, Inc.; American Ecology Corporation; ATG, Inc.; Avalon Holdings Corporation; Capital Environmental Resource, Corp.; Casella Waste Systems, Inc.; Clean Harbors, Inc.; Commodore Applied Technology, Inc.; Earthcare Company; Envirogen, Inc.; Environmental Safeguards, Inc.; Industrial Services of America, Inc.; Mercury Waste Solutions, Inc.; MPM Technologies, Inc.; Perma-Fix Environmental Services; Republic Services, Inc.; Safety-Kleen, Corporation; Scherer Healthcare, Inc.; Sevenson Environmental; Stericycle, Inc.; Synagro Technologies, Inc.; Thermoretec Corporation; Waste Connections, Inc.; Waste Industries, Inc.; Waste Management Int.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                         AMONG PDG ENVIRONMENTAL, INC.,
                     NASDAQ MARKET INDEX AND REFUSE SYSTEMS

                                                   PDG ENVIRONMENTAL,                                         NASDAQ MARKET
                                                          INC.                   REFUSE SYSTEMS                   INDEX
                                                   ------------------            --------------               -------------
1995                                                     100.00                      100.00                      100.00
1996                                                      40.00                      112.63                      140.02
1997                                                      32.00                      149.59                      184.26
1998                                                     147.20                      116.03                      217.04
1999                                                      64.80                      115.07                      338.74
2000                                                      64.00                       44.36                      506.71

                     ASSUMES $100 INVESTED ON FEB. 1, 1994
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING JAN. 31, 2000

                 PROPOSAL TO AMEND THE PDG ENVIRONMENTAL, INC.
                          INCENTIVE STOCK OPTION PLAN

On March 6, 2000, the Board of Directors voted to amend the PDG Environmental, Inc. Incentive Stock Option Plan (the "Plan"), subject to approval by the stockholders, to increase by 500,000 the maximum number of shares of the Common Stock of the Corporation which may be granted under the Plan and extend the Plan by ten years until December 14, 2010.

BACKGROUND

The Board of Directors adopted the Plan for the benefit of the Corporation's officers and employees based upon the belief that the Plan promotes the best interests of the Corporation and its stockholders by encouraging stock ownership in the Corporation by present and future officers and employees thus stimulating their efforts on behalf of the Corporation and strengthening their desire to remain with the Corporation and to provide an additional component of a total compensation package to employees while at the same time conserving the Corporation's cash. The Plan, as currently in effect, was adopted by the Corporation in January 1986. The Plan was amended in 1991 to allow for certain definitional changes and to increase the number of shares of the Corporation's Common Stock, subject to the Plan from 230,000 to 400,000 amended in 1994 to increase the number of shares of the Corporation's Common Stock, subject to the Plan from 400,000 to 700,000 amended in 1996 to increase the number of shares of the Corporation's Common Stock, subject to the Plan from 700,000 to 1,550,000 and amended in 1998 to increase the number of shares of the Corporation's Common Stock subject to the Plan from 1,550,000 to 1,800,000. These amendments were approved by the stockholders of the Corporation at the 1991, 1994, 1996 and 1998 Annual Meetings, respectively.

THE PLAN

The following is a summary of the principal features of the Plan.

Term: The Board of Directors of the Corporation may terminate the Plan at any time.

Shares Subject to the Plan: The total number of shares of Common Stock of the Corporation which may be granted under the Plan is 2,300,000 shares (including the 500,000 shares for which authorization from stockholders is sought), subject to adjustments provided for in the Plan in order to prevent dilution or enlargement of rights under the Plan. If an option expires or is terminated for any reason, the unpurchased or forfeited shares will be eligible for future awards.

Eligibility: Every full-time employee is eligible to participate in the Plan.

Option Price: The option price shall be fixed by the Board of Directors but shall in no event be less than 100% of the fair market value of the Corporation's Common Stock on the date of grant (or 110% in the case of an employee who owns more than 10% of the total combined voting power of all classes of stock of the Corporation).

Terms and Conditions of Options: No option granted under the Plan will be transferable other than by will or by the laws of descent and distribution and each option will be exercisable during the lifetime of the optionee only by the optionee. Options granted will expire no later than ten years from the date of grant. In the event of death or permanent disability, an outstanding option can be exercised for one year thereafter. If the employment of the optionee is terminated for good cause, his/her option rights will terminate immediately. If the employment of the optionee is terminated for any reason, the optionee has thirty days to exercise the option with respect to the number of shares of stock which the optionee was entitled to purchase immediately prior to such termination.

Tax Consequences:

An optionee to whom an incentive stock option is granted will not recognize any taxable income upon the grant of the option. Neither will the optionee recognize any taxable income upon the exercise of such option, but the amount by which the fair market value of the shares on the date of exercise exceeds the option price paid will be a tax preference item for purposes of the alternative minimum tax. The shares received pursuant to the exercise of the option will have a tax basis equal to the option price paid. The Corporation will not be entitled to a deduction in respect of the granting or exercise of such option.

The prescribed holding period for stock received pursuant to such an option is the greater of two years from the date the option is granted and one year from the date the shares are transferred to the optionee. If the optionee does not dispose of the stock before the expiration of this holding period, he shall realize a long-term capital gain or loss upon a later disposition of the stock. The amount of this gain or loss shall be equal to the difference between the amount he realizes on the disposition and the option price paid.

If the optionee disposes of the stock prior to the expiration of the prescribed holding period, he will have made a disqualifying disposition. In such a case, the optionee will recognize ordinary income, in the year of disposition, in an amount equal to the difference between the fair market value of the stock on the date he exercised the option and the option price paid, provided, however, that the amount of such ordinary income shall not exceed the difference between the amount he realizes on the disposition and the option price paid. If the difference between the amount realized on the disposition and the option price paid exceeds the difference between the fair market value of the stock on the date of exercise and the option price paid, the amount of the excess will be taxed as a long-term capital gain. If the amount realized on the disposition is less than the option price paid, the optionee will recognize a long-term or short-term capital loss. The Corporation will be entitled to a deduction, in the same year, and in the same amount, as the ordinary income the optionee is required to recognize as a result of the disposition.

                 PROPOSAL TO AMEND THE PDG ENVIRONMENTAL, INC.
               1990 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

On March 6, 2000, the Board of Directors voted to amend the PDG Environmental, Inc. 1990 Stock Option Plan for Non-Employee Directors (the "Plan"), subject to approval by the stockholders, to extend the Plan by ten years until December 14, 2010.

BACKGROUND

The Board of Directors adopted the Plan for the benefit of the Corporation's non-employee directors based upon the belief that the Plan promotes the best interests of the Corporation and its stockholders by encouraging stock ownership in the Corporation by non-employee directors thus stimulating their efforts on behalf of the Corporation and strengthening their desire to remain with the Corporation and to provide a compensation increase to directors while at the same time conserving the Corporation's cash. The Plan, as currently in effect, was adopted by the Corporation in December, 1990.

THE PLAN

The following is a summary of the principal features of the Plan.

Term: The Plan shall remain in effect until December 14, 2010 (including the ten-year extension for which authorization from stockholders is sought) unless sooner terminated by the Board of Directors of the Corporation.

Shares Subject to the Plan: The total number of shares of Common Stock of the Corporation which may be granted under the Plan is 350,000 shares, subject to adjustments provided for in the Plan in order to prevent dilution or enlargement of rights under the Plan. If an option expires or is terminated for any reason, the unpurchased or forfeited shares will be eligible for future awards.

Eligibility: Every non-employee director of the Corporation is eligible to participate in the Plan.

Option Price: The option price shall be fixed by the Board of Directors but shall in no event be less than 100% of the fair market value of the Corporation's Common Stock on the date of grant.

Terms and Conditions of Options: No option granted under the Plan will be transferable other than by will or by the laws of descent and distribution and each option will be exercisable during the lifetime of the optionee only by the optionee. Options granted will expire no later than ten years from the date of grant. In the event of death or permanent disability, an outstanding option can be exercised for one year thereafter. The optionee shall forfeit all rights under the option (except as to any shares already purchased) if the optionee is removed from the Board of Directors of the Corporation by a vote of the stockholders or by a vote of the Board. If the Board membership of the optionee is terminated for any reason, the optionee's options terminate immediately.

Tax Consequences:

An optionee to whom an incentive stock option is granted will not recognize any taxable income upon the grant of the option. Neither will the optionee recognize any taxable income upon the exercise of such option, but the amount by which the fair market value of the shares on the date of exercise exceeds the option price paid will be a tax preference item for purposes of the alternative minimum tax. The shares received pursuant to the exercise of the option will have a tax basis equal to the option price paid. The Corporation will not be entitled to a deduction in respect of the granting or exercise of such option.

The prescribed holding period for stock received pursuant to such an option is the greater of two years from the date the option is granted and one year from the date the shares are transferred to the optionee. If the optionee does not dispose of the stock before the expiration of this holding period, he shall realize a long-term capital gain or loss upon a later disposition of the stock. The amount of this gain or loss shall be equal to the difference between the amount he realizes on the disposition and the option price paid.

If the optionee disposes of the stock prior to the expiration of the prescribed holding period, he will have made a disqualifying disposition. In such a case, the optionee will recognize ordinary income, in the year of disposition, in an amount equal to the difference between the fair market value of the stock on the date he exercised the option and the option price paid, provided, however, that the amount of such ordinary income shall not exceed the difference between the amount he realizes on the disposition and the option price paid. If the difference between the amount realized on the disposition and the option price paid exceeds the difference between the fair market value of the stock on the date of exercise and the option price paid, the amount of the excess will be taxed as a long-term capital gain. If the amount realized on the disposition is less than the option price paid, the optionee will recognize a long-term or short-term capital loss. The Corporation will be entitled to a deduction, in the same year, and in the same amount, as the ordinary income the optionee is required to recognize as a result of the disposition.

                 PROPOSAL TO AMEND THE PDG ENVIRONMENTAL, INC.
                 1990 STOCK OPTION PLAN FOR EMPLOYEE DIRECTORS

On March 6, 2000, the Board of Directors voted to amend the PDG Environmental, Inc. 1990 Stock Option Plan for Employee Directors (the "Plan"), subject to approval by the stockholders, to extend the Plan by ten years until December 14, 2010.

BACKGROUND

The Board of Directors adopted the Plan for the benefit of the Corporation's employee directors based upon the belief that the Plan promotes the best interests of the Corporation and its stockholders by encouraging stock ownership in the Corporation by employee directors thus stimulating their efforts on behalf of the Corporation and strengthening their desire to remain with the Corporation and to provide a compensation increase to directors while at the same time conserving the Corporation's cash. The Plan, as currently in effect, was adopted by the Corporation in December, 1990.

THE PLAN

The following is a summary of the principal features of the Plan.

Term: The Plan shall remain in effect until December 14, 2010 (including the ten-year extension for which authorization from stockholders is sought) unless sooner terminated by the Board of Directors of the Corporation.

Shares Subject to the Plan: The total number of shares of Common Stock of the Corporation which may be granted under the Plan is 250,000 shares, subject to adjustments provided for in the Plan in order to prevent dilution or enlargement of rights under the Plan. If an option expires or is terminated for any reason, the unpurchased or forfeited shares will be eligible for future awards.

Eligibility: Every employee director of the Corporation is eligible to participate in the Plan.

Option Price: The option price shall be fixed by the Board of Directors but shall in no event be less than 100% of the fair market value of the Corporation's Common Stock on the date of grant.

Terms and Conditions of Options: No option granted under the Plan will be transferable other than by will or by the laws of descent and distribution and each option will be exercisable during the lifetime of the optionee only by the optionee. Options granted will expire no later than ten years from the date of grant. In the event of death or permanent disability, an outstanding option can be exercised for one year thereafter. The optionee shall forfeit all rights under the option (except as to any shares already purchased) if the optionee is removed from the Board of Directors of the Corporation by a vote of the stockholders or by a vote of the Board. If the Board membership of the optionee is terminated for any reason, the optionee's options terminate immediately.

Tax Consequences:

An optionee to whom an incentive stock option is granted will not recognize any taxable income upon the grant of the option. Neither will the optionee recognize any taxable income upon the exercise of such option, but the amount by which the fair market value of the shares on the date of exercise exceeds the option price paid will be a tax preference item for purposes of the alternative minimum tax. The shares received pursuant to the exercise of the option will have a tax basis equal to the option price paid. The Corporation will not be entitled to a deduction in respect of the granting or exercise of such option.

The prescribed holding period for stock received pursuant to such an option is the greater of two years from the date the option is granted and one year from the date the shares are transferred to the optionee. If the optionee does not dispose of the stock before the expiration of this holding period, he shall realize a long-term capital gain or loss upon a later disposition of the stock. The amount of this gain or loss shall be equal to the difference between the amount he realizes on the disposition and the option price paid.

If the optionee disposes of the stock prior to the expiration of the prescribed holding period, he will have made a disqualifying disposition. In such a case, the optionee will recognize ordinary income, in the year of disposition, in an amount equal to the difference between the fair market value of the stock on the date he exercised the option and the option price paid, provided, however, that the amount of such ordinary income shall not exceed the difference between the amount he realizes on the disposition and the option price paid. If the difference between the amount realized on the disposition and the option price paid exceeds the difference between the fair market value of the stock on the date of exercise and the option price paid, the amount of the excess will be taxed as a long-term capital gain. If the amount realized on the disposition is less than the option price paid, the optionee will recognize a long-term or short-term capital loss. The Corporation will be entitled to a deduction, in the same year, and in the same amount, as the ordinary income the optionee is required to recognize as a result of the disposition.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At January 31, 2000, the Corporation and its subsidiaries maintained outstanding personal loans to Mr. Regan in the amount of $95,000. This personal loan is evidenced by a demand note and bears interest at the rate of 6% per annum. This loan was made to provide Mr. Regan with funds to satisfy personal obligations. The loan to Mr. Regan was made in a series of installments from April 1990 to August 1990. The amount specified represents the highest outstanding balances of the loans during the Corporation's fiscal year.

                      RATIFICATION OF INDEPENDENT AUDITORS

Stokes Kelly & Hinds, LLC served as independent auditors for the Corporation for the fiscal year ended January 31, 2000. The Board of Directors has selected Stokes Kelly & Hinds, LLC as its independent auditors for the fiscal year January 31, 2001 and is asking the stockholders to ratify that selection. Representatives of Stokes Kelly & Hinds, LLC will be present at the annual meeting and are expected by management to respond to appropriate questions.

                STOCKHOLDERS' PROPOSALS FOR 2000 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act"), stockholders may present proper proposals for inclusion in the Corporation's proxy statement and for consideration at the next Annual Meeting of Stockholders by submitting such proposals to the Corporation in a timely manner. In order to be so included for the 2001 Annual Meeting, stockholder proposals must be received by the Corporation no later than May 2, 2001 and must otherwise comply with the requirements of Rule 14a-8. Stockholder proposals submitted outside the processes of Rule 14a-8 must be received by the Corporation no later than June 16, 2001 and must otherwise comply with the requirements of Rule 14a-4(c) under the Exchange Act; in accordance with Rule 14a-4(c), proxy holders will have discretionaly authority to vote in accordance with their judgment upon any such proposal which is not timely received by the Corporation or which does not otherwise comply with Rule 14a4(c).

                             FINANCIAL INFORMATION

The following information comprises a part of the Annual Report of the Corporation for the fiscal year ended January 31, 2000:

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The registrant's common stock has traded on the OTC Bulletin Board since September 1996. Prior to that, it was listed for trading on NASDAQ Small Cap (Symbol: PDGE) and the information presented for the following periods reflects the high and low bid information as reported by the OTC Bulletin Board.

                                                    MARKET PRICE RANGE
                                          FISCAL 2000                 FISCAL 1999
                                          -----------                 -----------
                                      HIGH           LOW          HIGH           LOW
                                      -----         -----         -----         -----
First Quarter                         $1.09         $0.62         $2.28         $1.37
Second Quarter                         0.86          0.40          1.68          1.03
Third Quarter                          0.68          0.21          1.37          0.68
Fourth Quarter                         1.46          0.62          1.12          0.75

At March 17, 2000, the registrant had 2,200 stockholders of record.

The registrant has not historically declared or paid dividends with respect to its common stock and has no intention to pay dividends in the foreseeable future. The registrant's ability to pay preferred and common dividends is prohibited due to limitations imposed by the registrant's Series A Preferred Stock which require that dividends must be paid to holders of preferred stock prior to the payment of dividends to holders of common stock.

ITEM 6.  SELECTED FINANCIAL DATA

The following table reflects selected consolidated financial data for the registrant for the five fiscal years ended January 31, 2000.

                                                                 FOR THE YEARS ENDED JANUARY 31,
                                                  2000          1999          1998          1997          1996
                                                 ---------------------------------------------------------------
                                                                (THOUSANDS EXCEPT PER SHARE DATA)
OPERATING DATA
Contract revenues                                $28,480       $36,828       $24,610       $16,183       $16,215
Gross margin                                       4,526         5,306         4,319         2,485         1,442
Income (loss) from operations                        395         2,317           667            (6)       (1,567)
Other income (expense)                              (127)         (147)         (168)         (178)          920
Income (loss) from continuing operations             246         1,310           377          (184)         (750)
Income (loss) from discontinued operations            --          (200)           --          (302)       (1,701)
Net income (loss)                                    246         1,110           377          (486)       (2,451)

COMMON SHARE DATA
Net income (loss) from continuing operations
  per common share:
     Basic                                          0.03          0.18          0.06         (0.04)        (0.14)
     Diluted                                        0.03          0.16          0.06         (0.04)        (0.14)
Net income (loss) per common share:
     Basic                                          0.03          0.15          0.05         (0.09)        (0.44)
     Diluted                                        0.03          0.14          0.05         (0.09)        (0.44)
Weighted average common shares outstanding         8,394         7,437         6,060         5,913         5,670

BALANCE SHEET DATA
Working capital                                  $ 3,308       $ 3,507       $ 2,794       $   409       $ 3,110
Total assets                                      10,353         9,564        10,377         6,165         7,564
Long-term obligations                                542         1,120         1,768           372         2,766
Total stockholders' equity                         5,061         4,801         2,265           762         1,218

The year ended January 31, 2000 included a $0.38 million charge to settle a benefits claim litigation.

The year ended January 31, 1998 includes a $0.9 million non cash charge for compensation expense associated with common stock issuable under options.

The years ended January 31, 1999, 1997 and 1996 include loss from discontinued operations of ($0.2 million), ($0.3 million) and ($1.7 million) respectively; ($0.02), ($0.05) and ($0.30) per common share respectively. For the year ended January 31, 1996, other income includes a gain of $1.4 million on the sale of 40.5% of its investment in PDGR.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The registrant, through its operating subsidiaries, provides asbestos abatement and selective demolition services to the public and private sectors.

The following paragraphs are intended to highlight key operating trends and developments in the registrant's operations and to identify other factors affecting the Company's consolidated results of operations for the three years ended January 31, 2000.

RESULTS OF OPERATIONS

YEAR ENDED JANUARY 31, 2000 COMPARED TO YEAR ENDED JANUARY 31, 1999

Consolidated revenues reported by the registrant decreased to $28.5 million for the year ended January 31, 2000 (fiscal 2000) compared to $36.8 million for the year ended January 31, 1999 (fiscal 1999). The fiscal 1999 revenue included

$10.1 million from the aforementioned Keystone project. Excluding this significant contract, revenues increased $1.8 million or 7% in the current fiscal year.

Contract costs decreased to $24.0 million in fiscal 2000 compared to $31.5 million in fiscal 1999 and resulted in reported gross margins of $4.5 million and $5.3 million, respectively in each fiscal year. The higher margin percentage experienced in fiscal 2000 resulted from higher project margins on smaller sized contracts.

The registrant's selling, general and administrative expenses increased by 26% between the two fiscal years to $3.75 million in fiscal 2000 compared to $3.0 million in fiscal 1999. The increase between the two fiscal years principally related to the operating costs associated with the two additional branch offices acquired late in fiscal 1999.

In June 1999, the Corporation reached a settlement with the Mason Tenders New York District Council Welfare Fund whereby the Corporation agreed to pay $500,000 to resolve all claims concerning contributions owed for the period January 1, 1995 through May 31, 1996 and related claims for interest, statutory damages, costs and attorneys' fees. The initial payment of $200,000 was made in June 1999 with the remainder of $100,000 due by December 28, 1999 and $200,000 by June 28, 2000. This resulted in a $379,000 charge in the second quarter of Fiscal 2000 which was net of amounts previously accrued and recoveries from third parties.

The factors discussed above resulted in the registrant reporting income from operations of $0.4 million in fiscal 2000 compared to income from operations of $2.3 million in fiscal 1999.

Interest expense decreased to $0.14 million from $0.16 million due to decreased average borrowings during fiscal 2000. Interest income increased to $11,000 for the year ended January 31, 2000 compared to $8,000 for the previous fiscal year due to higher invested cash balances at certain periods throughout the year.

As a result of net operating loss carryforwards for book purposes, no federal income tax provision was required in fiscal 2000 and 1999. In fiscal 2000, a $22,000 state income tax provision was made as compared to a $309,000 state income tax provision in fiscal 1999.

The $200,000 loss from discontinued operations relates to the resolution reached June 8, 1998 with the plaintiffs in a class action. The action was brought by Plaintiffs who purchased ICHOR Corporation common stock in 1995. At the time, ICHOR was a subsidiary of the registrant. The registrant's share of the settlement was $173,000. The registrant also incurred $27,000 of legal expenses related to the litigation.

YEAR ENDED JANUARY 31, 1999 COMPARED TO YEAR ENDED JANUARY 31, 1998

During the year ended January 31, 1999, (fiscal 1999) the registrant's consolidated revenues increased to $36.8 million as compared to $24.6 million the previous fiscal year ended January 31, 1998 (fiscal 1998). The majority of the increase was due to $10.1 million of revenue from the Keystone contract recognized in fiscal 1999. Additionally, the St. Louis and Chicago operations, acquired November 1, 1998, contributed $0.8 million of revenue in the fourth quarter.

The registrant's reported gross margin increased to $5.3 million in fiscal 1999 compared to $4.3 million in fiscal 1998. The increased margin in fiscal 1999 was due to the margin of the aforementioned Keystone project but was negatively impacted by a $0.75 million cost overrun on a major contract in Philadelphia and negative contract adjustments of $0.47 million in Atlanta where the Company has closed its office. Also impacting fiscal 1999's gross margin was a positive adjustment of $0.59 million in accrued insurance costs based upon an analysis of the Company's open liabilities and an improved safety record.

Selling, general and administrative expenses increased in fiscal 1999 to $3.0 million compared to $2.8 million in fiscal 1998. The increase is primarily attributable to the acquisition of the St. Louis and Chicago offices in November 1998 and the Phoenix office in December 1997 and the personnel necessary to support a higher level of activity.

As a result of the factors discussed above, the registrant reported an income from operations in fiscal 1999 of $2.3 million compared to an income from operations of $1.5 million in fiscal 1998 before a non cash charge of $0.9 million for stock compensation expense.

Interest expense decreased to $0.16 million in fiscal 1999 compared to $0.22 million in fiscal 1998 as a result of a significant reduction in both the outstanding balance on the indebtedness and the related interest rate. Interest income decreased to $8,000 in fiscal 1999 compared to $16,000 in fiscal 1998 due to the lower invested cash balances during the current year.

Other income in fiscal 1999 totaled approximately $3,000 versus $36,000 in fiscal 1998.

As a result of net operating loss carryforwards for book purposes, there was no federal income tax provision in fiscal 1999 and 1998. A $309,000 and $20,000 state income tax provision was made in fiscal 1999 and 1998, respectively.

The $200,000 loss from discontinued operations in fiscal 1999 relates to the resolution reached June 8, 1998 with the plaintiffs in the class action discussed previously. The registrant's share of the settlement was $173,000. The registrant also incurred $27,000 in legal expenses related to the litigation.

LIQUIDITY AND CAPITAL RESOURCES

FISCAL 2000

During fiscal 2000, the registrant experienced a decrease in liquidity of $0.03 million as cash and short-term investments decreased from $0.31 million at January 31, 1999 to $0.28 million at January 31, 2000. The decrease in liquidity in fiscal 2000 was attributable to cash utilized by investing activities of $0.85 million and cash utilized by financing activities of $0.33 million partially offset by cash inflows of $1.15 million from operating activities.

Cash inflows from operating activities were generated by net income of $0.25 million, depreciation and amortization of $0.72 million, a $0.06 million increase in accounts payable, a $0.61 increase in other current assets and a $0.34 million increase in billings in excess of costs and estimated earnings on uncompleted contracts. Cash outflows related to operating activities included a $0.87 million increase in accounts receivable.

Specifically, the $0.33 million of cash outflows from financing activities during fiscal 2000 included $0.34 million of repayments on debt including reducing the line of credit to $0.01 million at January 31, 2000 from $0.18 million at January 31, 1999. Additionally, $0.01 million was utilized to repurchase 19,400 common shares into the treasury. These outflows were partially offset by cash inflows of $0.03 million for the exercise of stock options and warrants.

The registrant's investing activities of $0.85 million were due to $0.67 million for the purchase of property, plant and equipment, $0.145 million increase in other assets and $0.04 million contingent payment related to the fiscal 1999 acquisition of two asbestos abatement businesses in the Mid-west.

The registrant believes that it has adequate liquidity to fund its current and future operations.

FISCAL 1999

During fiscal 1999, the registrant experienced a decrease in liquidity of $0.6 million as cash and short-term investments decreased from $0.9 million at January 31, 1998 to $0.3 million at January 31, 1999. The decrease in liquidity in fiscal 1999 was attributable to cash inflows in the amount of $0.2 million from operating activities and $0.03 million from financing activities more than offset by $0.8 million used to fund the purchase of property, plant and equipment and the acquisition of two businesses.

Specifically, cash inflows from operating activities were generated by a net income of $1.1 million, a decrease in accounts receivable of $1.5 million, a decrease in other current assets of $0.4 million, decrease in prepaid income taxes of $0.2 million and $0.7 million of depreciation and amortization. Cash outflows related to the costs and estimated earnings in excess of estimated earnings on uncompleted contracts which increased by $0.3 million, inventories which increased by $0.1 million, accounts payable which decreased $2.6 million, billings in excess of costs and estimated earnings on uncompleted contracts which decreased by $0.2 million and accrued liabilities which decreased by $0.4 million. The decrease in accounts receivable and accounts payable was primarily attributable to the completion in fiscal 1999 of the Keystone project which was in process at January 31, 1998. This resulted in the liquidation of the balances related to the Keystone job.

The $0.03 million from financing activities during fiscal 1999 included $1.0 million of proceeds from the exercise of stock options and warrants offset by $0.9 million of principal payments and reduction of the outstanding balance of the line of credit and $0.02 million expended to repurchase 27,100 shares of the Company's common stock into the treasury.

The registrant's investing activities of $0.8 million during fiscal 1998 was attributable to $0.5 million of purchases of property, plant and equipment and $0.3 million for the acquisition of two asbestos abatement businesses located in the Midwest.

The registrant, from time to time, enters into fixed-price subcontracts which tends to reduce the risk to the Company on fixed-price contracts.

MARKET RISK

Due to current conditions in the credit markets and considering the terms of the Company's borrowing facility, the Company believes interest rate exposure is minimal.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
PDG Environmental, Inc.

We have audited the accompanying consolidated balance sheet of PDG Environmental, Inc. (the "Corporation") as of January 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended January 31, 2000. Our audits also included the financial statement schedule listed in the index at
Item 14(a). These financial statements and schedule are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PDG Environmental, Inc. at January 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 31, 2000, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Stokes Kelly & Hinds, LLC

Pittsburgh, Pennsylvania
May 11, 2000

CONSOLIDATED BALANCE SHEETS

PDG ENVIRONMENTAL, INC.

                                                                       JANUARY 31,
                                                                 2000                1999
                                                              ------------------------------
ASSETS
CURRENT ASSETS
  Cash and short-term investments                             $   282,000         $  309,000
  Accounts receivable                                           6,101,000          5,233,000
  Costs and estimated earnings in excess of billings on
     uncompleted contracts                                      1,055,000          1,058,000
  Inventories                                                     291,000            298,000
  Notes receivable from officers                                  132,000            132,000
  Other current assets                                            197,000            120,000
                                                              -----------         ----------
TOTAL CURRENT ASSETS                                            8,058,000          7,150,000
PROPERTY, PLANT AND EQUIPMENT
  Land                                                             42,000             42,000
  Leasehold improvements                                          110,000             59,000
  Furniture and fixtures                                          152,000            156,000
  Vehicles                                                        526,000            529,000
  Equipment                                                     4,645,000          4,052,000
  Buildings                                                       370,000            369,000
                                                              -----------         ----------
                                                                5,845,000          5,207,000
Less: accumulated depreciation                                  4,462,000          3,948,000
                                                              -----------         ----------
                                                                1,383,000          1,259,000
COVENANTS NOT TO COMPETE                                          358,000            591,000
OTHER ASSETS                                                      554,000            564,000
                                                              -----------         ----------
TOTAL ASSETS                                                  $10,353,000         $9,564,000
                                                              ===========         ==========

          See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

PDG ENVIRONMENTAL, INC.

                                                                        JANUARY 31,
                                                                 2000                1999
                                                              -------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                            $ 2,263,000         $ 1,506,000
  Billings in excess of costs and estimated earnings on
     uncompleted contracts                                      1,015,000             673,000
  Accrued liabilities                                           1,299,000           1,290,000
  Current portion of long-term debt                               173,000             174,000
                                                              -----------         -----------
TOTAL CURRENT LIABILITIES                                       4,750,000           3,643,000
OTHER LONG-TERM LIABILITIES                                       166,000             404,000
LONG-TERM DEBT                                                    376,000             716,000
                                                              -----------         -----------
TOTAL LIABILITIES                                               5,292,000           4,763,000
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Cumulative convertible Series A preferred stock,
     (2%) $0.01 par value, 5,000,000 shares authorized and
     6,000 issued and outstanding shares at January 31, 2000
     and 1999 (liquidation preference of $60,000
     at January 31, 2000)                                          14,000              14,000
  Common stock, $0.02 par value, 30,000,000 shares
     authorized and 8,447,796 and 8,393,796 shares issued
     and outstanding at January 31, 2000 and 1999,
     respectively                                                 169,000             168,000
  Paid-in capital                                               7,421,000           7,395,000
  (Deficit) retained earnings                                  (2,505,000)         (2,751,000)
  Less treasury stock, 46,500 and 27,100 shares at January
     31, 2000 and 1999, respectively                              (38,000)            (25,000)
                                                              -----------         -----------
TOTAL STOCKHOLDERS' EQUITY                                      5,061,000           4,801,000
                                                              -----------         -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $10,353,000         $ 9,564,000
                                                              ===========         ===========

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

PDG ENVIRONMENTAL, INC.

                                                                     FOR THE YEARS ENDED JANUARY 31,
                                                             -----------------------------------------------
                                                                2000              1999              1998
                                                             -----------------------------------------------
CONTRACT REVENUES                                            $28,480,000       $36,828,000       $24,610,000
CONTRACT COSTS                                                23,954,000        31,522,000        20,291,000
                                                             -----------       -----------       -----------
GROSS MARGIN                                                   4,526,000         5,306,000         4,319,000
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                   3,752,000         2,989,000         2,789,000
LITIGATION SETTLEMENT EXPENSE                                    379,000                --                --
OPTION PLAN COMPENSATION -- (NON CASH)                                --                --           863,000
                                                             -----------       -----------       -----------
INCOME FROM OPERATIONS                                           395,000         2,317,000           667,000
OTHER INCOME (EXPENSE):
  Interest expense                                              (140,000)         (158,000)         (220,000)
  Interest income                                                 11,000             8,000            16,000
  Other income                                                     2,000             3,000            36,000
                                                             -----------       -----------       -----------
                                                                (127,000)         (147,000)         (168,000)
                                                             -----------       -----------       -----------
INCOME BEFORE INCOME TAXES, MINORITY INTEREST AND
  DISCONTINUED OPERATIONS                                        268,000         2,170,000           499,000
INCOME TAX PROVISION                                             (22,000)         (278,000)          (20,000)
MINORITY INTEREST                                                     --          (582,000)         (102,000)
                                                             -----------       -----------       -----------
INCOME BEFORE DISCONTINUED OPERATION                             246,000         1,310,000           377,000
DISCONTINUED OPERATION:
  Litigation settlement                                               --          (200,000)               --
                                                             -----------       -----------       -----------
NET INCOME                                                   $   246,000       $ 1,110,000       $   377,000
                                                             ===========       ===========       ===========
EARNINGS PER COMMON SHARE -- BASIC:
  Income before discontinued operation                       $      0.03       $      0.18       $      0.06
  Discontinued operation                                              --             (0.03)               --
                                                             -----------       -----------       -----------
  Net income per share                                       $      0.03       $      0.15       $      0.06
                                                             ===========       ===========       ===========
EARNINGS PER COMMON SHARE -- DILUTIVE:
  Income before discontinued operations                      $      0.03       $      0.16       $      0.05
  Discontinued Operations                                             --             (0.02)               --
                                                             -----------       -----------       -----------
  Net income per share                                       $      0.03       $      0.14       $      0.05
                                                             ===========       ===========       ===========
AVERAGE COMMON SHARES OUTSTANDING                              8,394,000         7,437,000         6,060,000
AVERAGE DILUTIVE COMMON STOCK EQUIVALENTS OUTSTANDING            442,000           790,000         1,025,000
                                                             -----------       -----------       -----------
AVERAGE COMMON SHARES AND DILUTIVE COMMON EQUIVALENTS
  OUTSTANDING                                                  8,836,000         8,227,000         7,085,000
                                                             ===========       ===========       ===========

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

PDG ENVIRONMENTAL, INC.

                                   PREFERRED                                       (DEFICIT)        TOTAL
                                     STOCK      COMMON     PAID-IN     TREASURY    RETAINED     STOCKHOLDERS'
                                   SERIES A     STOCK      CAPITAL      STOCK      EARNINGS        EQUITY
                                   ---------   --------   ----------   --------   -----------   -------------
BALANCE AT JANUARY 31, 1997        $ 444,000   $118,000   $4,260,000   $     --   $(4,060,000)   $  762,000
Conversion of 18,587 shares of
  cumulative convertible 2%
  preferred stock into 80,544
  shares of common stock             (44,000)     2,000       58,000                  (16,000)           --
Issuance of 150,000 warrants                                  71,000                                 71,000
Issuance of 170,000 shares under
  Employee Incentive Stock Option
  Plan                                            4,000       57,000                                 61,000
Exercise of stock warrants for
  300,000 shares of common stock                  6,000      125,000                                131,000
Stock option compensation                                    863,000                                863,000
Net Income                                                                   --       377,000       377,000
                                   ---------   --------   ----------   --------   -----------    ----------
BALANCE AT JANUARY 31, 1998          400,000    130,000    5,434,000         --    (3,699,000)    2,265,000
Conversion of 161,338 shares of
  cumulative convertible 2%
  preferred stock into 710,209
  shares of common stock            (386,000)    14,000      534,000                 (162,000)           --
Issuance of 400,000 warrants                                 312,000                                312,000
Issuance of 123,000 shares under
  Employee Incentive Stock Option
  Plan                                            2,000       52,000                                 54,000
Exercise of stock warrants for
  908,660 shares of common stock
  net of costs of $12,000                        18,000      917,000                                935,000
Issuance of 177,515 shares in
  connection with an acquisition                  4,000      146,000                                150,000
Purchase of 27,100 shares for the
  treasury                                                              (25,000)                    (25,000)
Net Income                                                                          1,110,000     1,110,000
                                   ---------   --------   ----------   --------   -----------    ----------
BALANCE AT JANUARY 31, 1999           14,000    168,000    7,395,000    (25,000)   (2,751,000)    4,801,000
Exercise of stock warrants for
  30,000 shares of common stock                   1,000       14,000                                 15,000
Issuance of 24,000 shares under
  Employee Incentive Stock Option
  Plan                                                        12,000                                 12,000
Purchase of 19,400 shares for the
  treasury                                                              (13,000)                    (13,000)
Net income                                                                            246,000       246,000
                                   ---------   --------   ----------   --------   -----------    ----------
BALANCE AT JANUARY 31, 2000        $  14,000   $169,000   $7,421,000   $(38,000)  $(2,505,000)   $5,061,000
                                   =========   ========   ==========   ========   ===========    ==========

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

PDG ENVIRONMENTAL, INC.

                                                                     FOR THE YEARS ENDED JANUARY 31,
                                                                2000             1999              1998
                                                              ---------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                    $ 246,000       $ 1,110,000       $   377,000

ADJUSTMENTS TO RECONCILE NET INCOME TO CASH PROVIDED (USED)
  BY OPERATING ACTIVITIES:
     Provision for common stock issuable under options               --                --           863,000
     Depreciation                                               540,000           415,000           311,000
     Amortization                                               180,000           254,000            78,000
     Minority interest                                               --          (102,000)          102,000
     Other                                                        1,000             5,000            64,000

CHANGES IN CURRENT ASSETS AND LIABILITIES OTHER THAN CASH:
     Accounts receivable                                       (868,000)        1,518,000        (3,091,000)
     Costs and estimated earnings in excess of billings on
       uncompleted contracts                                      3,000          (333,000)         (111,000)
     Inventories                                                  7,000           (72,000)          (20,000)
     Prepaid income taxes                                            --           165,000            17,000
     Other current assets                                       615,000           364,000           324,000
     Accounts payable                                            65,000        (2,595,000)        1,764,000
     Billings in excess of costs and estimated earnings on
       uncompleted contracts                                    342,000          (169,000)          207,000
     Accrued liabilities                                          9,000          (362,000)          134,000
     Other                                                        7,000           (44,000)           (7,000)
                                                              ---------       -----------       -----------
TOTAL ADJUSTMENTS                                               180,000        (1,528,000)         (783,000)
                                                              ---------       -----------       -----------
CASH PROVIDED BY OPERATING ACTIVITIES                         1,147,000           154,000         1,012,000

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of property, plant and equipment                 (670,000)         (513,000)         (543,000)
     Acquisition of business                                    (37,000)         (252,000)          (50,000)
     Proceeds from sale of property, plant and equipment          5,000                --             1,000
     Increase in other assets                                  (145,000)               --                --
                                                              ---------       -----------       -----------
NET CASH USED BY INVESTING ACTIVITIES                          (847,000)         (765,000)         (592,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from debt                                              --                --         1,758,000
     Proceeds from exercise of stock options and warrants        27,000           989,000           192,000
     Purchase of common stock for treasury                      (13,000)          (25,000)               --
     Principal payments on debt                                (341,000)         (936,000)       (1,907,000)
                                                              ---------       -----------       -----------
NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES               (327,000)           28,000            43,000
                                                              ---------       -----------       -----------
Net increase (decrease) in cash and short-term investments      (27,000)         (583,000)          463,000
Cash and short-term investments, beginning of year              309,000           892,000           429,000
                                                              ---------       -----------       -----------
CASH AND SHORT-TERM INVESTMENTS, END OF YEAR                  $ 282,000       $   309,000       $   892,000
                                                              =========       ===========       ===========

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PDG ENVIRONMENTAL, INC.
FOR THE THREE YEARS ENDED JANUARY 31, 2000

NOTE 1 -- BASIS OF PRESENTATION

BUSINESS ACTIVITIES

PDG Environmental, Inc. (the "Corporation") is engaged in providing asbestos abatement and selective demolition services to the public and private sectors.

Services are generally performed under the terms of fixed price contracts or time and materials contracts with a duration of less than one year, although larger projects may require two or three years to complete.

In December 1997, the Corporation and Philip Environmental Services Corporation ("Philip") formed a limited partnership, PDG/Philip, L.P. ("Venture"). The Corporation was both a general and limited partner of the Venture and held a 60% ownership share. The Venture performed a $12 million asbestos abatement contract which was completed by the end of the second quarter of fiscal 1999 and the Venture ceased operations by January 31, 1999.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

FINANCIAL PRESENTATION:

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements include the Corporation and its wholly-owned subsidiaries.

The results of the Venture, in which the Corporation held a 60% interest, was also consolidated since the Corporation was the majority owner of the Venture and exercised day-to-day operating control. Philip's portion of the Venture is reflected as minority interest.

The accounts of PDGR in which the Corporation maintained, until July 31, 1996, a 59.5% ownership interest subsequent to the initial public offering of PDGR's common stock and warrants as described above, are reflected as a discontinued operation. All significant intercompany transactions are eliminated in consolidation.

REVENUES AND COST RECOGNITION:

Revenues for services performed are recognized on the percentage-of-completion method, measured by the relationship of total cost incurred to total estimated contract costs (cost-to-cost method).

Contract costs include direct labor and material costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, depreciation, repairs and insurance. Selling, general and administrative costs are charged to expense as incurred. Bidding and proposal costs are also recognized as an expense in the period in which such amounts are incurred. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to estimated costs and income, and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured.

CASH AND SHORT-TERM INVESTMENTS:

Cash and short-term investments consist principally of currency on hand, demand deposits at commercial banks, and liquid investment funds having a maturity of three months or less at the time of purchase.

INVENTORIES:

Inventories consisting of materials and supplies used in the completion of contracts is stated at the lower of cost (on a first-in, first-out basis) or market.

PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment is stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method.

INCOME TAXES:

The Corporation provides for income taxes under the liability method as required by SFAS No. 109.

Earnings on construction contracts, for income tax purposes, are determined using the percentage-of-completion method of accounting.

Deferred income taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting based on enacted laws and applicable rates.

NOTE 3 -- ACCOUNTS RECEIVABLE

Accounts receivable at January 31, 2000 and 1999 include $333,000 and $290,000, respectively, of retainage receivables. For the year ended January 31, 1999, one customer, an agency of the Commonwealth of Pennsylvania, accounted for 27.3% of the Corporation's consolidated revenues for that year.

It is the Corporation's policy not to require collateral with respect to outstanding receivables. The Corporation continuously reviews the creditworthiness of customers and, when necessary, requests collateral to secure the performance of services.

All of the Corporation's outstanding accounts receivable are expected to be collected within the normal operating cycle of one year.

NOTE 4 -- COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Details related to contract activity are as follows:

                                                                        JANUARY 31,
                                                                 2000                1999
                                                              -------------------------------
Revenues earned on uncompleted contracts                      $27,976,000         $20,221,000
Less: billings to date                                         27,936,000          19,836,000
                                                              -----------         -----------
Net Under Billings                                            $    40,000         $   385,000
                                                              ===========         ===========

Included in the accompanying consolidated balance sheets under the following captions:

                                                                       JANUARY 31,
                                                              ------------------------------
                                                                 2000                1999
                                                              ------------------------------
Costs and estimated earnings in excess of billings on
  uncompleted contracts                                       $ 1,055,000         $1,058,000
Billings in excess of costs and estimated earnings on
  uncompleted contracts                                        (1,015,000)          (673,000)
                                                              -----------         ----------
Net Under Billings                                            $    40,000         $  385,000
                                                              ===========         ==========

NOTE 5 -- ACCRUED LIABILITIES

Accrued liabilities are as follows:

                                                                      JANUARY 31,
                                                              ---------------------------
                                                                 2000             1999
                                                              ---------------------------
Worker's compensation                                         $   44,000       $  180,000
Wages                                                            379,000          315,000
Withheld and accrued taxes                                       148,000          181,000
Accrued fringe benefits                                          120,000          147,000
Covenants not to complete                                        236,000          270,000
Litigation settlement                                            200,000               --
Other                                                            172,000          197,000
                                                              ----------       ----------
Total Accrued Liabilities                                     $1,299,000       $1,290,000
                                                              ==========       ==========

NOTE 6 -- LONG-TERM DEBT

Long-term debt of the Corporation less amounts due within one year is as follows:

                                                                    JANUARY 31,
                                                              -----------------------
                                                                2000           1999
                                                              -----------------------
Term loan due in monthly installments of $6,129 including
  interest at 9.5% due in May 2004                            $261,000       $307,000
Equipment note due in monthly installments of $8,333 plus
  interest at 3.5% above the prime rate, due in August 2002    267,000        367,000
Revolving line of credit expiring on August 24, 2000 and
  bearing interest at 3.5% above the prime rate                 12,000        179,000
Other                                                            9,000         37,000
                                                              --------       --------
                                                               549,000        890,000
Less amount due within one year                                173,000        174,000
                                                              --------       --------
                                                              $376,000       $716,000
                                                              ========       ========

On August 25, 1997, the Corporation closed on a new $2.0 million credit facility consisting of a $1.5 million three-year revolving line of credit and a $0.5 million five-year equipment note. The line of credit and the equipment note are at an interest rate of prime plus 3.5%. (At January 31, 2000, prime was 8.5%). The line of credit is collateralized by accounts receivable. Under the terms of the revolving credit agreement, the Company is required to reduce borrowings as the accounts receivable are collected. Since those accounts receivable are replaced with new accounts receivable and it is the Company's intent to maintain at least the same level of borrowings, the outstanding balance is reflected as long term. Additionally, the Chief Executive Officer of the Corporation provided a limited personal guarantee for the credit facility.

As of January 31, 2000, the balance on the line of credit was $12,000 with an unused availability of $1,488,000.

On May 27, 1997, the Corporation closed on a $375,000 loan from a financial institution to refinance the $330,000 term loan payable to Drummond maturing on August 1, 1997. The new loan has a seven-year term at a 9.5% interest rate fixed for the first four years of the loan. The interest rate will then be readjusted to the current five year treasury bill rate plus 3.25% for the remaining three-year term of the loan.

The majority of the Corporation's property and equipment are pledged as security for the above obligations.

Maturity requirements on long-term debt aggregate $173,000 in fiscal 2001, $156,000 in fiscal 2002, $129,000 in fiscal 2003, $68,000 in fiscal 2004 and
$23,000 in fiscal 2005.

The Corporation paid approximately $142,000, $163,000 and $223,000 for interest costs during the years ended January 31, 2000, 1999 and 1998, respectively.

NOTE 7 -- INCOME TAXES

At January 31, 2000, the Corporation has net operating loss carryforwards of approximately $4,883,000 for income tax purposes which expire in years 2001 through 2011. For financial reporting purposes, a valuation allowance of approximately $1,788,000 has been recognized to offset the deferred tax asset related to those carryforwards and to other deferred tax assets. When realized, the tax benefit of these net operating loss carryforwards will be applied to reduce income tax expense. These loss carryforwards are subject to various restrictions based on future operations of the group. The valuation allowance decreased by approximately $123,000 during the year ended January 31, 2000. The decrease was primarily due to the current year usage of net operating loss deductions and adjustments to correct cumulative temporary differences for the accounts receivable allowances and workers compensation reserve.

The significant components of the Corporation's deferred tax liabilities and assets as of January 31, 2000 and 1999 are as follows:

                                                                     JANUARY 31,
                                                            -----------------------------
                                                               2000               1999
                                                            -----------------------------
Deferred tax liabilities:
     Tax over book depreciation                             $   51,000         $   47,000
Deferred tax assets:
     Workers compensation reserve                               37,000             83,000
     Other                                                     108,000             75,000
     Net operating loss carryforwards                        1,694,000          1,800,000
                                                            ----------         ----------
     Total deferred tax assets                               1,839,000          1,958,000
Valuation allowance for deferred tax assets                  1,788,000          1,911,000
                                                            ----------         ----------
     Net deferred tax assets                                    51,000             47,000
                                                            ----------         ----------
     Net deferred tax liabilities                           $       --         $       --
                                                            ==========         ==========

Significant components of the provision for income taxes (all current) are as follows:

                                                      FOR THE YEARS ENDED JANUARY 31,
                                                  ----------------------------------------
                                                   2000             1999            1998
                                                  ----------------------------------------
Current:
  Federal                                         $    --         $(31,000)        $    --
  State                                            22,000          309,000          20,000
                                                  -------         --------         -------
Total income tax provision                        $22,000         $278,000         $20,000
                                                  =======         ========         =======

The reconciliation of income tax computed at the federal statutory rates to income tax expense is as follows:

                                                     FOR THE YEARS ENDED JANUARY 31,
                                               --------------------------------------------
                                                 2000             1999              1998
                                               --------------------------------------------
Tax at statutory rate                          $ 91,000         $ 539,000         $  98,000
State income taxes, net of federal tax
  benefit                                        14,000           200,000            13,000
Non-deductible stock compensation expense            --                --           293,000
Limitation on utilization of net operating
  loss                                          (83,000)         (461,000)         (384,000)
                                               --------         ---------         ---------
                                               $ 22,000         $ 278,000         $  20,000
                                               ========         =========         =========

The Corporation paid approximately $89,000, $76,000 and $12,000 for federal and state income and franchise taxes during the years ended January 31, 2000, 1999 and 1998, respectively.

NOTE 8 -- NOTES RECEIVABLE -- OFFICERS

At January 31, 2000 and 1999, the Corporation had approximately $132,000 in notes receivable from its officers in the form of personal loans. A breakdown of the notes receivable balance at January 31, 2000 by officer is as follows: John

C. Regan, Chairman -$95,000; Dulcia Maire, Secretary -$30,000 and Lawrence Horvat, Vice President -$7,000. These loans are evidenced by demand notes and bear interest at the rate of 6% per annum.

NOTE 9 -- COMPENSATION PLANS

The Corporation has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the measurement date, no compensation expense is recognized.

The Corporation maintains a qualified incentive stock option plan (the "Plan") which provides for the grant of incentive options to purchase an aggregate of up to 1,800,000 shares of the common stock of the Corporation to certain officers and employees of the Corporation and its subsidiaries. All options granted have 10-year terms. Options to purchase 362,000 shares of the Corporation's common stock were granted under the Plan issuable related to fiscal 2001.

Options to purchase 364,000 shares of the Corporation's common stock at an exercise price of $0.87 per share were granted under the Plan issuable related to fiscal 2000. Vesting of a portion of the stock options were contingent upon the individual offices, and in the case of the executive office, the Corporation meeting pre-established financial goals for the year. Those individual awards that did not vest due to failure to achieve goals vest in November 2008. Vesting of the discretionary portion is based upon a number of intangible items. All unvested discretionary options are returned to the Plan for future grants. A total of 196,500 options to purchase shares of common stock vested at January 31, 2000 relative to fiscal 2000.

Options to purchase 350,000 shares of the Corporation's common stock at an exercise price of $0.79 per share were granted for fiscal 1999 under the Plan effective August 19, 1997 with 118,000 options issued. Vesting of a portion of the stock options was contingent upon the individual offices, and in the case of the executive office, the Corporation, meeting pre-established financial goals for the fiscal year. Vesting of the remaining stock options was based upon a number of discretionary items. If the financial goals were not achieved, the options do not vest. All unvested options are returned to the plan for future grants.

Options to purchase 765,000 shares of the Corporation's common stock at an exercise price of $0.36 per share were granted under the Plan issuable related to fiscal 1998. Vesting of 50% of the respective year's options was contingent upon the individual offices, and in the case of the executive office, the Corporation, meeting pre-established financial goals for the respective fiscal year. If the financial goals were exceeded by 25%, the remaining 50% of the options for the respective fiscal year vest. If financial goals are not achieved, the options do not vest and are returned to the plan for future grants.

During the 1999 audit, the Company and its independent auditors determined that certain option awards that previously had been accounted for in fiscal year 1998 as fixed awards should be treated as variable awards. Under variable award accounting, the difference between the market value of the Company's stock as of the vesting date and the exercise price of the stock options should be recognized as non-cash compensation expense of $863,000 for the fiscal year ending January 31, 1998. The financial statements were restated accordingly. Because the compensation is non cash and is based solely upon the difference between the exercise price of the option and the share price of the Company's common stock on the date of vesting, the Company's cash flows and shareholders' equity were not affected. Net income for fiscal 1998 previously reported as $1,240,000 or $0.20 per share basic and $0.17 per share fully diluted has been restated to $377,000 or $0.06 per share basic and $0.05 per share fully diluted.

Options granted in fiscal 1996 and prior years had three-year vesting conditioned upon continued employment with the Corporation.

The following table summarizes information with respect to the Plan for the three years ended January 31, 2000.

                                                                                  OPTION
                                                              NUMBER OF         PRICE RANGE
                                                               SHARES            PER SHARE
                                                              -----------------------------
OUTSTANDING AT JANUARY 31, 1997                               1,259,667         $0.36--$1.91
Granted                                                         492,666         $0.66--$0.83
Cancelled -- Reusable                                          (120,000)        $0.36--$0.66
Exercised                                                      (170,000)        $       0.36
                                                              ---------
OUTSTANDING AT JANUARY 31, 1998                               1,462,333         $0.36--$1.91
Granted                                                         364,000         $       0.87
Cancelled -- Reusable                                          (272,000)        $0.36--$0.79
Exercised                                                      (123,000)        $0.36--$0.66
                                                              ---------
OUTSTANDING AT JANUARY 31, 1999                               1,431,333         $0.36--$1.91
Granted                                                         364,100         $0.53--$0.87
Cancelled -- Reusable                                           (79,350)        $0.36--$0.87
Exercised                                                       (24,000)        $0.36--$0.66
                                                              ---------
OUTSTANDING AT JANUARY 31, 2000                               1,692,083         $0.36--$1.91
                                                              =========
EXERCISABLE AT JANUARY 31, 2000                               1,263,833         $0.36--$1.91
                                                              =========

The weighted average life of the options outstanding at January 31, 2000 and weighted average exercise price of the options outstanding at January 31, 2000 was 6.7 years and $0.58, respectively.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for fiscal 2000 and 1999: risk-free interest rate of 7% and 5% in fiscal 2000 and 1999 respectively; dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 1.42 and 1.04 in fiscal 2000 and 1999, respectively; and a weighted-average expected life of the option of 10 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                              FISCAL            FISCAL
                                                                00                99
                                                              --------------------------
Pro forma net income from continuing operations               $12,000         $1,222,000
Pro forma earnings per share from continuing operations
  (basic)                                                     $  0.00         $     0.16
Pro forma earnings per share from continuing operations
  (dilutive)                                                  $  0.00         $     0.15

The following table summarizes information with respect to non-qualified stock options for the three years ended January 31, 2000.

                                                                               OPTION
                                                           NUMBER OF         PRICE RANGE
                                                            SHARES            PER SHARE
                                                           -----------------------------
OUTSTANDING AT JANUARY 31, 1997                             20,000              $0.60
No Activity                                                     --                 --
                                                            ------
OUTSTANDING AT JANUARY 31, 1998                             20,000              $0.60
No Activity                                                     --                 --
                                                            ------
OUTSTANDING AT JANUARY 31, 1999                             20,000              $0.60
No Activity                                                     --                 --
                                                            ------
EXERCISABLE AT JANUARY 31, 2000                             20,000              $0.60
                                                            ======

The Corporation also maintains the 1990 Stock Option Plan for Employee Directors (the "Employee Directors Plan") which provides for the grant of options to purchase an aggregate of up to 250,000 shares of the Corporation's common stock. Options to purchase 50,000 shares of the Corporation's common stock at an exercise price of $0.60 per share have been granted under the Employee Director Plan. At January 31, 2000, all of the options granted under the Employee Directors Plan were exercisable.

The 1990 Stock Option Plan for Non-Employee Directors (the "Non-Employee Directors Plan") provides for the grant of options to purchase an aggregate of up to 350,000 shares of the Corporation's common stock. Options to purchase 302,212 shares of the Corporation's common stock at prices ranging from $0.36 per share to $1.39 per share have been granted under the Non-Employee Directors Plan. At January 31, 2000, options to purchase 252,212 shares of the Corporation's common stock granted under the Non-Employee Directors Plan were exercisable.

No pro forma information is presented relative to the non-qualified stock option plan, the Employee Director Plan or the Non-Employee Directors Plan as the effect is either immaterial or non-existent.

NOTE 10 -- STOCK WARRANTS

At January 31, 2000 and 1999, the Corporation had approximately 330,000 and 431,000, respectively, of fully vested warrants outstanding. The exercise price of the warrants range from $0.50 per share to $2.50 per share and the expiration dates range from fiscal 2001 through fiscal 2004. The majority of these warrants were issued in conjunction with shareholder relations and investment banking agreements. During fiscal 2000, 30,000 warrants with an exercise price of $0.50 per share were exercised for 30,000 shares of the Corporation's common stock.

During fiscal 1999, 100,616 warrants with an exercise price of $0.50 per share, 150,000 warrants with an exercise price of $0.75 per share, 277,500 warrants with an exercise price of $1.125 per share and 375,000 warrants at an exercise price of $1.25 per share were exercised for 908,660 shares of the Corporation's common stock.

During fiscal 1998, 150,000 warrants with an exercise price of $0.375 per share and 150,000 warrants with an exercise price of $0.50 per share were exercised for 300,000 shares of the Corporation's common stock.

NOTE 11 -- PREFERRED STOCK

At the Corporation's Annual Meeting of Stockholders held on July 23, 1993, the following matters were approved by a majority of the Corporation's preferred and common stockholders which affected the Corporation's Series A Preferred stock and common stock: a reduction in the Series A Preferred Stock dividend rate from 9% to 2% and the cancellation of the accrued but unpaid dividends and the special voting rights associated with such preferred stock in the event of a certain accumulation of accrued but unpaid dividends thereon; and a recapitalization of the Corporation in order to effect a one for two reverse stock split (the "Recapitalization"). In exchange for the forfeiture of the accrued but undeclared and unpaid dividends, the holders of the Series A Preferred Stock were granted a common stock right which, if and when declared by the Board of Directors, will grant to the holders of such common stock rights shares of the common stock of the Corporation. At the May 23, 1995 Board of Directors meeting, the issuance of one third of the shares

(280,071 common shares) covered by the aforementioned right was approved. At January 31, 2000 and 1999, there were 560,143 common stock rights outstanding. The Recapitalization was contingent upon the Corporation's listing on the American Stock Exchange. The Corporation made a decision not to currently pursue such a listing; therefore, the Recapitalization was indefinitely postponed.

On September 10, 1998 and October 20, 1997, 161,338 and 18,587 shares, respectively, of the Corporation's Series A Preferred Stock and cumulative dividends in arrears were converted into 710,209 and 80,544 shares, respectively, of Common Stock. At January 31, 2000, there were 6,000 shares of the Corporation's Series A Preferred Stock outstanding. Cumulative dividends in arrears on the Series A Preferred Stock were approximately $8,000 at January 31, 2000.

The Series A Preferred Stock is convertible into four shares of the Corporation's common stock at the option of the preferred stockholder. However, if at the time of conversion the Corporation is in arrears on the payment of dividends on such preferred stock, the holder is entitled to receive additional shares of the Corporation's common stock at the conversion price of $2.50 per share, upon conversion, equivalent to the cumulative dividends in arrears. The Series A Preferred Stock is callable at the Corporation's option at a cash price per share of $11.00 plus any accrued and unpaid dividends until the redemption date. The conversion rate on the Series A Preferred Stock is subject to adjustment as a result of certain changes in the Corporation's capital structure or distributions to common stockholders (except for cash dividends permissible under law).

NOTE 12 -- ACQUISITION

Effective November 1, 1998, the Corporation entered into an agreement (the "Agreement") with Environmental Control & Abatement, Inc. ("EC&A"), Environmental Remediation Services, Inc. ("ERS") collectively (the "Businesses") and William A. Lemire ("Lemire") for the purchase of selected assets and assumption of contracts of the Businesses. EC&A owned and operated a business which conducted environmental remediation and asbestos abatement and ERS owned and operated a business which conducted environmental remediation and asbestos abatement and provides environmental consulting. The acquisitions have been accounted for under the purchase method. The results of operations of the acquired businesses are included in the Corporation's consolidated financial statements from the date of acquisition.

As consideration for the purchase, the Corporation paid the Businesses $221,000 in cash and 177,500 shares of the Corporation's Common Stock and entered into a three-year employment agreement/covenant not-to-compete with Lemire that provides for additional compensation in addition to an annual salary. Additional compensation consists of 50% of the operating cash flows generated by the Businesses for the period November 1, 1998 through October 31, 2001. The additional compensation is payable annually to Lemire on January 31 of each year.

During fiscal 2000, the Corporation paid $38,000 to compensate the Businesses for a decline in value of the Corporation's stock from November 9, 1998 until November 9, 1999.

The goodwill of $188,000 associated with the acquisition is being amortized on a straight-line basis over 15 years, and the covenant not-to-compete (valued at $500,000 at the closing) is being amortized on a straight-line basis over the three-year life of the covenant.

The unaudited proforma condensed results of operation assume that the acquisition of the Businesses was consummated on February 1, 1998.

                                                                 YEAR ENDED
                                                              JANUARY 31, 1999
                                                              -----------------
Revenues                                                         $39,706,000
                                                                 ===========
Income before discontinued operations                            $ 1,282,000
                                                                 ===========
Earnings per share before discontinued operations:
Basic                                                            $      0.17
                                                                 ===========
Fully diluted                                                    $      0.15
                                                                 ===========

At January 31, 2000, the Company had $127,000 of costs included in other assets relating to the review and due diligence of Metalclad Insulation Corporation and Metalclad Environmental Contractors covered by a Letter of Intent.

NOTE 13 -- NET INCOME PER COMMON SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                                                                      FOR THE YEARS ENDED JANUARY 31,
                                                              ------------------------------------------------
                                                                 2000               1999               1998
                                                              ------------------------------------------------
NUMERATOR:
     Income before discontinued operations                    $  246,000         $1,310,000         $  377,000
     Preferred stock dividends                                    (1,000)            (1,000)           (33,000)
                                                              ----------         ----------         ----------
     Numerator for basic earnings per share--income
       available to common stockholders                          245,000          1,309,000            344,000

     Effect of dilutive securities:
     Preferred stock dividends                                     1,000              1,000             33,000
                                                              ----------         ----------         ----------
     Numerator for diluted earnings per share--income
       available to common stock after assumed
       conversions                                            $  246,000         $1,310,000         $  377,000
                                                              ==========         ==========         ==========
DENOMINATOR:
     Denominator for basic earnings per
       share--weighted average shares                          8,394,000          7,437,000          6,060,000
                                                              ----------         ----------         ----------
     Effect of dilutive securities:
       Employee stock options                                    409,000            728,000            262,000
       Warrants                                                    6,000             35,000             34,000
       Convertible preferred stock                                27,000             27,000            729,000
                                                              ----------         ----------         ----------
     Dilutive potential common shares                            442,000            790,000          1,025,000
                                                              ----------         ----------         ----------
       Denominator for diluted earnings per
          share--adjusted weighted-average shares and
          assumed conversions                                  8,836,000          8,277,000          7,085,000
                                                              ==========         ==========         ==========
BASIC EARNINGS PER SHARE                                      $     0.03         $     0.18         $     0.06
                                                              ==========         ==========         ==========
DILUTED EARNINGS PER SHARE                                    $     0.03         $     0.16         $     0.05
                                                              ==========         ==========         ==========

At January 31, 2000, 1999 and 1998; 465,333, 64,000 and 44,000 options, and
131,000, 306,000 and 738,500 warrants, respectively, were at prices in excess of the average share price for the year utilized in the above earnings per share calculation for the respective years.

NOTE 14 -- COMMITMENTS AND CONTINGENCIES

The Corporation leases certain facilities and equipment under non-cancelable operating leases. Rental expense under operating leases aggregated $343,000, $271,000 and $221,000 for the years ended January 31, 2000, 1999 and 1998, respectively. Minimum rental payments under these leases with initial or remaining terms of one year or more at January 31, 2000 aggregated $316,000 and payments due during the next five fiscal years are as follows: 2001 -- $187,000; and 2002 -- $99,000, 2003 -- $29,000, 2004 -- $1,000 and 2005 -- $-0-.

NOTE 15 -- DISCONTINUED OPERATIONS

The registrant was named defendant in a purported class action involving the purchase by all persons and entities who purchased PDGR's common stock from February 9, 1995, the effective date of the initial public offering, through May 23, 1995. The plaintiff sought certification of the action as a class action and recision of the purchase of shares of common stock by members of the purported class or statutory damages, as well as interest, attorneys' fees and other costs and expenses.

On June 8, 1998, an agreement in principle to settle the litigation was reached with the plaintiffs' attorneys. In October 1998, the Court and members of the class approved the settlement which required that the Defendants, the registrant and ICHOR (formerly PDGR), pay a total of $432,500 to settle the lawsuit. The registrant's share of the settlement was $173,000. Additionally, the registrant incurred $27,000 of legal expenses in relation to the litigation. The $200,000 expense was reflected in the fiscal 1999 financial statements as a discontinued operations item as it relates to ICHOR which was accounted for as a discontinued operation. The registrant paid its portion to the settlement fund in October 1998. On January 26, 1999, the Court finally approved the settlement.

NOTE 16 -- QUARTERLY RESULTS (UNAUDITED)

The Company had the following results by quarter:

                                         FIRST        SECOND        THIRD        FOURTH
                                        QUARTER       QUARTER      QUARTER      QUARTER        YEAR
                                      -----------   -----------   ----------   ----------   -----------
YEAR ENDING JANUARY 31, 2000
Revenues                              $ 5,153,000   $ 7,869,000   $7,496,000   $7,962,000   $28,480,000
Gross margin                              768,000     1,146,000    1,441,000    1,171,000     4,526,000
Net income (loss)                     $  (218,000)  $  (130,000)  $  311,000   $  283,000   $   246,000
Earnings per share
  Basic                               $     (0.03)  $     (0.02)  $     0.04   $     0.03   $      0.03
  Diluted                             $     (0.03)  $     (0.02)  $     0.04   $     0.03   $      0.03
YEAR ENDING JANUARY 31, 1999
Revenues                              $13,351,000   $10,844,000   $7,148,000   $5,485,000   $36,828,000
Gross margin                            1,749,000     1,588,000      831,000    1,098,000     5,266,000
Net income before income tax,
  minority interest and
  discontinued operations                 581,000       678,000       65,000      264,000     1,588,000
Net income before discontinued
  operations                              561,000       658,000       45,000       46,000     1,310,000
Net income                            $   561,000   $   458,000   $   45,000   $   46,000   $ 1,110,000
Earnings per share before
  discontinued operations
  Basic                               $      0.09   $      0.09   $     0.01   $     0.01   $      0.18
  Diluted                             $      0.07   $      0.08   $     0.01   $     0.01   $      0.16
Earnings per share
  Basic                               $      0.09   $      0.06   $     0.01   $     0.01   $      0.15
  Diluted                             $      0.07   $      0.06   $     0.01   $     0.01   $      0.14

                            PDG ENVIRONMENTAL, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                              FOR THE YEARS ENDED
                        JANUARY 31, 2000, 1999 AND 1998

                                              BALANCE AT       ADDITIONS                          BALANCE
                                               BEGINNING        CHARGED                           AT CLOSE
                                                OF YEAR        TO INCOME       DEDUCTIONS(1)      OF YEAR
                                              -----------      ----------      -------------      --------
2000
Allowance for doubtful accounts                 $    --         $ 2,000           $ 2,000         $    --
                                                =======         =======           =======         =======
1999
Allowance for doubtful accounts                 $48,000         $    --           $48,000         $    --
                                                =======         =======           =======         =======
1998
Allowance for doubtful accounts                 $47,000         $48,000           $47,000         $48,000
                                                =======         =======           =======         =======

(1) Uncollectible accounts written off, net of recoveries.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                            PDG ENVIRONMENTAL, INC.
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JULY 7, 2000

    The undersigned hereby constitutes and appoints Dulcia Maire, with powers of substitution, as proxies, to vote all of the shares of the Common Stock of the Corporation registered in the name of the undersigned at the close of business on May 19, 2000, at the Annual Meeting of Stockholders of the Corporation to be held on July 7, 2000 at 9:00 A.M., E.D.T. at the Ramada Inn, 699 Rodi Road, Pittsburgh, Pennsylvania 15235, and at any adjournment thereof, upon the matters described in the Notice of such Annual Meeting and Proxy Statement dated May 26, 2000, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Meeting.

    The shares represented by this Proxy will be voted and the shares represented by this Proxy will be voted as specified hereon, but if no specification is made, the proxies intend to vote FOR the election of the nominees listed in the Proxy Statement and FOR approval of the other proposals described in the Proxy Statement.

         a. Election of Directors       FOR ALL NOMINEES LISTED BELOW [ ]             WITHHOLD AUTHORITY [ ]
                                        (EXCEPT AS MARKED TO THE CONTRARY BELOW)      TO VOTE FOR ALL NOMINEES LISTED BELOW

John C. Regan, Richard A. Bendis, Edgar Berkey, James D. Chiafullo and
     Edwin J. Kilpela for a term of one year.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

     ----------------------------------------------------------------------

     b. Ratification of the Independent Auditors

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          (Continued and to be signed and voted on the reverse side.)

     c. Amendment to Corporation Incentive Stock Option Plan

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

     d. Amendment to Corporation 1990 Stock Option Plan for Non-Employee
     Directors

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

     e. Amendment to Corporation 1990 Stock Option Plan for Employee
     Directors

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

Signature(s) must correspond with the name or names as they appear printed on this Proxy. When signing as
                                            attorney, administrator,
                                            executor, guardian or trustee,
                                            please add your full title as
                                            such. If shares are registered
                                            in the names of joint tenants
                                            or trustees, each joint tenant
                                            or trustee should sign.

                                            DATED: , 2000

                                            -------------------------------

                                            -------------------------------

                                            Signature(s) of Stockholder(s)

                                            PLEASE DATE, SIGN AND MAIL THIS
                                            PROXY IN THE ENVELOPE PROVIDED,
                                            POSTAGE NOT NECESSARY IF MAILED
                                                 IN THE UNITED STATES.